Exhibit 6.1

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

This Independent Contractor Services Agreement (this “Agreement”) effective as of December 1, 2019 (the “Effective Date”), is entered into between Emerald Health Pharmaceuticals Inc., a Delaware corporation (“Company”), and Dr. Avtar Dhillon, an individual (“Contractor”). The parties hereby agree as follows:

1.                   Engagement for Services. Company hereby engages Contractor to perform the services (the “Services”) described on Exhibit A in accordance with the schedule set forth thereon and the terms and conditions of this Agreement. Contractor hereby accepts such engagement and shall perform the Services and otherwise act in strict accordance with the terms and conditions of this Agreement. Contractor shall comply with all applicable Company policies and procedures in the performance of the Services. Contractor shall perform the Services in accordance with all applicable laws, regulations and the highest professional industry standards.

2.                   Compensation; Expenses. Company shall pay Contractor the fees set forth in Exhibit A in accordance with the payment schedule set forth therein. If provided for in Exhibit A, Company shall reimburse Contractor’s reasonable expenses directly incurred in the performance of the Services no later than thirty (30) days after Company’s receipt of Contractor’s invoice, provided that reimbursement for expenses may be delayed until such time as Contractor has furnished reasonable documentation for authorized expenses as Company may reasonably request. Upon termination of this Agreement for any reason, Contractor shall be (a) paid fees on the basis set forth in Exhibit A and (b) reimbursed only for expenses that are incurred prior to termination of this Agreement and in accordance with this Agreement.

3.                   Place of Work. Contractor is generally free to perform Contractor’s Services at a location of Contractor’s choosing. Contractor understands that the Services must coordinate with Company’s established protocols and security requirements and may from time to time need to be performed at Company’s premises.

4.                   Disclosure and Assignment of Work Product.

4.1               Work Product. “Work Product” shall mean all discoveries, inventions (whether or not protectable under patent laws), designs, developments, improvements, works of authorship, information or data fixed in any tangible medium of expression (whether or not protectable under copyright laws), know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names, trade dress or other technology, intellectual property or results conceived, created, generated, made, derived, developed or reduced to practice, whether directly or indirectly or solely or jointly with others, from (a) the performance of the Services or (b) the Confidential Information (as defined below).

4.2               Disclosure and Assignment of Work Product. Contractor shall maintain adequate and current records of all Work Product; which records shall be and remain the property of Company. Contractor promptly shall disclose and describe to Company all Work Product. Contractor shall, and hereby does, assign to Company, or Company’s designee, all of Contractor’s right, title and interest in and to any and all Work Product, all associated records, and all intellectual property rights therein and thereto.

4.3               Further Assistance. Contractor shall perform, during and after the term of this Agreement, all acts that Company deems necessary or desirable to permit and assist Company in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Work Product. Such assistance shall include, without limitation, the maintenance of adequate and current records of any and all Work Product, the disclosure of all pertinent information and data relating to Work Product, the execution of all applications, specifications, oaths, and assignments, and all other instruments and papers that Company shall deem necessary to apply for and to assign or convey to Company, its successors, and assigns or nominees, the sole and exclusive right, title, and interest in such Work Product. If Company is unable for any reason to secure Contractor’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Work Product, Contractor hereby irrevocably designates and appoints Company as Contractor’s agent and attorney-in-fact to act for and on Contractor’s behalf and instead of Contractor to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights under such Work Product, all with the same legal force and effect as if executed by Contractor. The foregoing is deemed a power coupled with an interest and is irrevocable.

4.4               Out-of-Scope Innovations. If Contractor incorporates or permits to be incorporated into any Work Product any technology or intellectual property relating in any way, at the time of conception, creation, generation, making, derivation, development or reduction to practice of such Work Product, to Company’s business or actual or demonstrably anticipated research or development but which was conceived, created, generated, made, derived, developed or reduced to practice by Contractor (solely or jointly) either unrelated to Contractor’s work for Company under this Agreement or prior to the earlier of the Effective Date or Contractor’s commencement of the Services (collectively, the “Out-of-Scope Innovations”), then Contractor hereby grants to Company and Company’s designees a non-exclusive, royalty-free, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to practice all intellectual property rights relating to such Out-of-Scope Innovations. Notwithstanding the foregoing, Contractor shall not (a) incorporate, or permit to be incorporated, any technology or intellectual property conceived, created, generated, made, derived, developed or reduced to practice by others or any Out-of-Scope Innovations into any Work Product without Company’s prior written consent or (b) disclose to Company, or bring onto Company’s premises, or induce Company to use any confidential or proprietary information that belongs to anyone other than Company or Contractor.

4.5               License. To the extent, if any, that Contractor retains any right, title or interest in or to any Work Product, Contractor hereby grants to Company a perpetual, irrevocable, fully paid-up, transferable, sublicensable, exclusive, worldwide right and license (a) to use, reproduce, distribute, display and perform (whether publicly or otherwise), prepare derivative works of and otherwise modify, make, sell, offer to sell, import and otherwise use and exploit (and have others exercise such rights on behalf of Company) all or any portion of such Work Product, in any form or media (now known or later developed); (b) to modify all or any portion of such Work Product, including, without limitation, the making of additions to or deletions from such Work Product, regardless of the medium (now or hereafter known) into which such Work Product may be modified and regardless of the effect of such modifications on the integrity of such Work Product; (c) to identify Contractor, or not to identify Contractor, as one or more authors of or contributors to such Work Product or any portion thereof, whether or not such Work Product or any portion thereof have been modified; and (d) to otherwise exploit such Work Product in any manner whatsoever; in each case without notice to, the consent of, or accounting to Contractor. Contractor further waives any “moral” rights or other rights with respect to attribution of authorship or integrity of such Work Product that Contractor may have under any applicable law, whether under copyright, trademark, unfair competition, defamation, right of privacy, contract, tort or other legal theory.

5.                   Confidentiality.

5.1               Confidential Information. “Confidential Information” shall mean (a) any and all data and information of any type whatsoever directly or indirectly related to Company, its technology, intellectual property, products, product candidates, employees, business, assets, finances, operations or opportunities and/or the Services, (b) all Work Product and all associated records, (c) the existence of this Agreement and the nature and scope of the Services, the terms and conditions hereof and thereof, and the performance of the Services, and (d) any information that may be made known to Contractor including any such information that Company has received from others that Company is obligated to treat as confidential or proprietary. Notwithstanding the foregoing, Confidential Information shall not include (i) information that is or becomes publicly known through lawful means through no act or omission of Contractor; (ii) information that was rightfully known by Contractor without confidential or proprietary restriction before receipt from Company, as evidenced by Contractor’s contemporaneous written records; or (iii) information that is disclosed to Contractor without restriction by a third party who rightfully possesses the information and does not owe a duty of confidentiality to Company with respect to such information.

5.2               Nondisclosure and Nonuse. Except as permitted in this Section 5, Contractor shall maintain in confidence and not, directly or indirectly, use, disseminate or in any way disclose the Confidential Information. Contractor may use the Confidential Information solely to perform the Services for the sole and exclusive benefit of Company. Contractor shall not disclose the Confidential Information to any third party, other than Company. Contractor shall treat all Confidential Information with the same degree of care as Contractor accords to Contractor’s own confidential information, but in no case shall Contractor use less than reasonable care. Contractor shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Contractor shall assist Company in remedying any such unauthorized use or disclosure of the Confidential Information.

5.3               Permitted Disclosure. Contractor’s nondisclosure obligations under Section 5.2 shall not apply to the extent that Contractor is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that Contractor shall provide advanced written notice thereof to Company, consult with Company with respect to such disclosure and provide Company sufficient opportunity to object to any such disclosure or to request confidential treatment thereof (if applicable).

5.4               Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials (including, without limitation, documents, drawings, papers, media, tapes, models, apparatus, sketches, designs and lists) relating thereto (collectively, the “Company Property”), are the sole and exclusive property of Company. Within five (5) days after any request by Company, Contractor shall destroy or deliver to Company, at Company’s option, (a) all Company Property and (b) all materials in Contractor’s possession or control that contain or disclose any Confidential Information. Nothing in this Section 5 is intended to limit any remedy of Company under the California Uniform Trade Secrets Act (California Civil Code Section 3426), or otherwise available under law.

6.                   Wavier of Rights and Constructive Trust. Contractor hereby waives any and all rights Contractor may have or hereafter acquire in or to the Work Product, the Confidential Information or the Company Materials, or any other work product derived directly or indirectly therefrom. Without limiting the generality of any other provision of this Agreement, Contractor shall not copy, disclose, publish or otherwise disseminate (including without limitation in the form of any book, movie, television show, video, article, interview, blog, tweet, website posting or other public disclosure or use of any type whatsoever) the Work Product, the Confidential Information or the Company Materials, or any other work product derived directly or indirectly therefrom. Any and all proceeds (in cash, in kind or otherwise) directly or indirectly resulting from any violation of this Agreement shall be held in constructive trust for the sole and exclusive benefit of Company, and Contractor immediately shall pay or deliver to Company any and all of such proceeds.

7.                   Independent Contractor Relationship.

7.1               Independent Contractor Status. Contractor’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Neither Contractor nor, if Contractor is an entity, any employee of Contractor (which for purposes of this Section 7 shall be included in the term “Contractor”) shall be entitled to any benefits accorded to Company’s employees, including workers’ compensation, disability insurance, retirement plans, or vacation or sick pay. Contractor’s exclusion from benefit programs maintained by Company is a material component of the terms of compensation negotiated by the parties and is not premised on Contractor’s status as a non-employee with respect to Company. To the extent that Contractor may become eligible for any benefit programs maintained by Company (regardless of the timing of or reason for eligibility), Contractor hereby waives Contractor’s right to participate in the programs. Contractor’s waiver is not conditioned on any representation or assumption concerning Contractor’s status under the common law test. Consistent with Contractor’s independent contractor status, Contractor shall not apply for any government-sponsored benefits that are intended to apply to employees, including, but not limited to, unemployment benefits. Contractor is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by Company.

7.2               Taxes; Insurance; Permits. Contractor is solely responsible for, and shall file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement, and shall provide Company with proof of payment on demand. Contractor is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Contractor’s compensation shall be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Contractor shall be responsible for providing, at Contractor’s expense and in Contractor’s name, disability, workers’ compensation, or other insurance as well as licenses and permits usual or necessary for performing the Services.

8.                   Term and Termination.

8.1               Term. The Contractor's engagement is for a contractual term of one year, renewed automatically without any action on the part of either the Company or the Contractor, unless terminated earlier as set forth below.

8.2               Early Termination. Company or Contractor may terminate this Agreement at any time: (a) without cause, on thirty (30) days’ prior express written notice to the other party of termination or (b) immediately upon express written notice to the other party if the other party defaults in the performance of this Agreement in any material respect or materially breaches any of its provisions. This Agreement shall terminate automatically upon the occurrence of (i) the appointment of a receiver, liquidator, or trustee for either party by decree of competent authority in connection with any adjudication or determination by such authority that either party is bankrupt or insolvent,(ii) the filing by either party of a petition in voluntary bankruptcy, the making of an assignment for the benefit of its creditors, or the entering into of a composition with its creditors or (iii) the death (if applicable) or dissolution of either party.

8.3               Effect of Expiration or Termination. Upon expiration or termination of this Agreement, Company shall pay Contractor for services performed under this Agreement as set forth in Section 1 and Exhibit A. The provisions of Sections 4, 5, 8.3, 10 and 11 shall survive any termination or expiration of this Agreement.

9.                   Other Services; No Conflict of Interest. Contractor may represent, perform services for, or be employed by such additional persons or companies as Contractor sees fit, except to the extent that doing so causes Contractor to breach Contractor’s obligations under this Agreement. Notwithstanding the foregoing, during the term of this Agreement, Contractor shall not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Contractor’s obligations, or the Services to be rendered for Company, under this Agreement

10.               Contractor’s Representations and Warranties; Indemnification.

10.1           Contractor represents and warrants to Company that (a) to the best of Contractor’s knowledge, there is no other existing contract or duty on Contractor’s part that conflicts with or is inconsistent with this Agreement, (b) Contractor has the qualifications and ability to perform the Services in accordance with the terms of this Agreement, without the advice, control, or supervision of Company, (c) Contractor shall be solely responsible for the professional performance of the Services and shall receive no assistance, direction, or control from Company, (d) Contractor has good title to any Work Product and the right to assign Work Product to Company free of any proprietary rights of any other party or any other encumbrance whatsoever, (e) to the extent applicable, each of Contractor’s employees and subcontractors involved in any way in the performance of the Services hereunder will have agreed, as a condition precedent to either (i) its employment or subcontractor relationship with Contractor, as the case may be, or (ii) its involvement in the performance of the Services, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Contractor regarding Work Product and Confidential Information under this Agreement, and (f) (i) Contractor has all necessary power and capacity (if Contractor is an individual) or authority (if Contractor is an entity) to enter into and perform this Agreement, (ii) this Agreement constitutes Contractor’s valid and binding obligation, enforceable in accordance with its terms except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (B) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, (iii) the execution and performance of this Agreement by Contractor do not (1) violate any provision of law applicable to Contractor, (2) conflict with any document, agreement or instrument to which Contractor is a party or (3) except for notices, approvals and consents that have been made or obtained, require that Recipient obtain any consent or approval of, or give notice to, any person.

10.2           Contractor shall and does hereby indemnify, defend, and hold harmless Company, and Company’s officers, directors, equity holders, employees, agents, affiliates, subsidiaries, representatives, successors and assigns, from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, settlements, judgments, recoveries, and deficiencies, including interest, penalties, and reasonable attorney fees and costs, that Company may incur or suffer to the extent resulting from or relating to any breach or failure of Contractor to perform any of its representations, warranties, and covenants in this Agreement or the alleged breach by Contractor of any confidentiality or services agreement with anyone other than Company.

11.               Miscellaneous.

11.1           Successors and Assigns. Contractor may not subcontract or otherwise assign, transfer or delegate Contractor’s rights or obligations under this Agreement without Company’s prior written consent. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those enumerated above

11.2           Amendments; Waivers. This Agreement shall not be varied, altered, modified, changed or in any way amended except by an instrument in writing executed by Contractor and a duly authorized representative of Company. No waiver by a party of a breach of or obligation under this Agreement shall constitute a waiver of any other or subsequent breach or obligation.

11.3           Counterparts; Signatures. This Agreement may be executed and delivered by in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by facsimile or e-mail transmission of images in Adobe PDF or similar format shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to the other party if so requested

11.4           Injunctive Relief. Contractor’s obligations under this Agreement are of a unique character that gives them particular value; Contractor’s breach of any of such obligations shall result in irreparable and continuing damage to Company for which money damages are insufficient, and Company shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including money damages if appropriate).

11.5           Attorneys’ Fees. If any legal action (including, without limitation, an action for arbitration or injunctive relief) is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award in any such action shall be entitled to receive from the other party the reasonable attorneys’ fees (and all related costs and expenses), and all other costs and expenses paid or incurred by such prevailing party in connection with such action or proceeding and in connection with enforcing any judgment or order with respect to such matter.

11.6           Governing Law; Forum. This Agreement shall be governed by, interpreted and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles thereof. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in San Diego County, California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of such federal or state courts located in San Diego County, California, such personal jurisdiction shall be nonexclusive.

11.7           Notices. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by electronic mail to the address set forth on the signature pages hereto if sent between 8:00 am and 5:00 pm recipient’s local time on a business day, or on the next business day if sent by electronic mail other than between 8:00 am and 5:00 pm recipient’s local time; (c) three business days after deposit in the U.S. mail with first class or certified mail receipt requested postage prepaid and addressed to the other party at the address set forth on the signature pages hereto; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth on the signature pages hereto with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 11.7 by giving the other party written notice of the new address in the manner set forth above.

11.8           18 U.S.C. § 1833(b) Notice.  Contractor understands that 18 U.S.C. § 1833(b) states as follows:

An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that-(A) is made-(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Accordingly, notwithstanding anything to the contrary in this Agreement, Contractor understands that Contractor has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  Contractor understands that Contractor also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.  Contractor understands and acknowledges that nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

11.9           Further Assurances. Company and Contractor shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement

11.10        Acknowledgement; Interpretation. The parties acknowledge that: (a) they have each had the opportunity to consult with independent counsel of their own choice concerning this Agreement and have done so to the extent they deem necessary, and (b) they each have read and understand the Agreement, are fully aware of its legal effect, and have entered into it voluntarily and freely based on their own judgment and not on any promises or representations other than those contained in the Agreement. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of this Agreement.

11.11        Entire Agreement. This Agreement and the agreements referred to herein constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous representations, warranties or agreements concerning such subject matter, written or oral. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding involving this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

Emerald Health Pharmaceuticals Inc.

By: /s/ James DeMesa

Name: Dr. James DeMesa

Title: Chief Executive Officer

Address: 5910 Pacific Center Blvd, Ste 300

San Diego, California 92121

Contractor:

By: /s/ Avtar Dhillon

Name: Dr. Avtar Dhillon

Title: Independent Contractor

Address: 55 Vista Del Golfo

Long Beach, California

EXHIBIT A

Services and Compensation

Description of Services:

Contractor shall provide the Company corporate finance and strategic business advisory services (the “Services”). The Contractor will work directly with the Chief Executive Officer of the Company. The Contractor will use his best efforts to promote the interests of EHP, and will carry out his Services honestly, in good faith and in the best interests of EHP. The Contractor shall take direction from, and report to, the Board of Directors of the Company.

Schedule of Services:

Contractor shall perform the Services upon the effective date of this agreement until the termination of this Agreement.

Compensation and Payment Terms:

Company shall pay Contractor a monthly rate of $10,000, accruing from the Effective Date and payable upon the Company completing a material financing. The Board of Directors of the Company will, within 90 days of the end of each fiscal year, review the monthly rate paid to the Contractor.

Expenses:

Company shall reimburse Contractor’s reasonable expenses incurred in the performance of the Services in accordance with Section 2.

A-1